SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Robeco-Sage Multi-Strategy TEI Fund, L.L.C.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                   Robeco Investment Management, Inc.
                   909 Third Avenue
                   32nd Floor
                   New York, New York  10022

Telephone Number (including area code):    (212) 908-9660

Name and address of agent for service of
process:                                      Timothy J. Stewart
                                              Robeco Investment Management, Inc.
                                              909 Third Avenue
                                              32nd Floor
                                              New York, New York 10022
Copy to:

George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022


Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    X     Yes              No
                  ------             ----

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 31st day of December, 2009.

                                         Robeco-Sage Multi-Strategy
                                         TEI Fund, L.L.C.


                                         By: /s/ Timothy J. Stewart
                                            ------------------------------------
                                            Name:  Timothy J. Stewart
                                            Title: Manager